EXHIBIT 99.1

Allscripts to sell OneContent business to Hyland

CHICAGO, Feb. 15, 2018 (GLOBE NEWSWIRE) -- Allscripts (NASDAQ:MDRX) has signed a definitive agreement to sell its OneContent business to Hyland Software, Inc., a leading provider of content services solutions to the healthcare industry and beyond. The deal is expected to close in the second quarter once customary closing conditions are satisfied.

Allscripts acquired the OneContent business in late 2017 through the acquisition of McKesson’s EIS portfolio.  Upon transaction close, the OneContent client base and associates will transition to Hyland. The two companies will operate independently until the deal closes.

Hyland’s content and image management solutions address the clinical, financial and operational needs of healthcare organizations around the world. We expect that Hyland will continue to support OneContent customers’ current solutions while enhancing the platform with new features and functionality, and refining the integration with Allscripts’ EHR systems.

“Hyland has world-class content and image management solutions, and OneContent is a great fit within their portfolio,” Allscripts President Rick Poulton said. “This deal is a triple win for Allscripts clients and shareholders as it allows us to efficiently recirculate capital; allows us to focus on our core businesses and allows us to maintain our strong, exciting partnership with Hyland.”

Houlihan Lokey acted as the exclusive financial advisor to Allscripts in connection with the sale of OneContent.

About Allscripts
Allscripts (NASDAQ:MDRX) is a leader in healthcare information technology solutions that advance clinical, financial and operational results. Our innovative solutions connect people, places and data across an Open, Connected Community of Health™. Connectivity empowers caregivers to make better decisions and deliver better care for healthier populations. To learn more, visit www.allscripts.com, Twitter, YouTube and It Takes A Community: The Allscripts Blog.

© 2018 Allscripts Healthcare, LLC and/or its affiliates. All Rights Reserved.

Allscripts, the Allscripts logo, and other Allscripts marks are trademarks of Allscripts Healthcare, LLC and/or its affiliates. All other products are trademarks of their respective holders, all rights reserved. Reference to these products is not intended to imply affiliation with or sponsorship of Allscripts Healthcare, LLC and/or its affiliates.

For more information contact:

Investors:
Dennis Olis
312-386-6700
dennis.olis@allscripts.com

Media:
Concetta Rasiarmos
312-447-2466
concetta.rasiarmos@allscripts.com